Exhibit 99.1

Press Release

MULTI-COLOR CORPORATION COMPLETES PURCHASE OF

IPC&L’S HEAT TRANSFER BUSINESS

CINCINNATI, OHIO, July 16, 2003—Multi-Color Corporation (NASDAQ: LABL) today announced that it acquired the heat transfer label (HTL) business and all related proprietary technologies from Tennessee based International Playing Card and Label Co. Inc. (IPC&L). The purchase includes the food and beverage and consumer products business for North, Central, and South America.

“This acquisition is a great addition to our heat transfer technology. It augments the leadership position we gained through our purchase of Dec Tech—the pioneers of heat transfer labels”, said Frank Gerace, President and CEO of Multi-Color Corporation.

Multi-Color will consolidate the North American business into its Dec Tech facility in Framingham, MA. The Central and South American business will be manufactured at IPC&L’s Buenos Aires, Argentina operation, as part of a manufacturing agreement entered into between the companies. “This facility enables Multi-Color to produce decorative labels in South America. We are pleased to be able to conclude this transaction, as it further develops Multi-Color’s South American strategy”, commented John Geurtsen, Director of Business Development for Multi-Color Corporation. “Not only does it expand our operations in South America, it provides Multi-Color the opportunity to better service existing customers in the region.”

“This acquisition supports our overall plan to continue building Multi-Color’s brand and franchise globally”, concluded Gerace.

This is Multi-Color’s fourth acquisition since October of 2001.

About Multi-Color (<http://www.multicolorcorp.com>)

Cincinnati, Ohio based Multi-Color Corporation is a premier global resource of cost-effective and innovative decorating solutions and packaging services to consumer product and food and beverage companies, national retailers and container manufacturers worldwide. Multi-Color is the world’s largest producer of both in-mold labels (IMLs) and heat transfer labels (HTLs), and a major manufacturer of high-end pressure sensitive labels and shrink sleeves. The Company’s Packaging Services Division, Quick Pak, is a leading provider of promotional packaging, assembly and fulfillment services. Multi-Color has seven manufacturing locations in the United States. Its products are shipped to more than 250 customers in the U.S., Canada, Mexico, Central and South America, and Asia.

For more information, please contact:

Dawn H. Bertsche

Chief Financial Officer

Multi-Color Corporation

(513) 345-1108

dbertsche@mcclabel.com